May 25, 2022

FORM C/A

VUE Corp.

810 7th St. NE Washington, D.C. 20002

www.vuexo.com

Up to $1,069,998 in Common Stock at $2.12// Minimum Target Amount: $5,000.00

THE COMPANY

VUE Corp. is a Delaware corporation (“VUE”, “Company”, “Our”, “Us”, “We” or “Issuer”) formed in 2019 and incorporated in 2022. VUE is an innovative financing alternative for the event industry. Consumers can now book and pay for their events with our customized monthly payment plans. We partner with small business event vendors who offer VUE to their clients and are paid directly by VUE (“VUE Partners”).

We have a big vision: We intend to empower event consumers and small businesses with innovative financing to enrich their entire experience. VUE is connecting the experience economy consumers and small business event operators to accessible resources for a thriving ecosystem.

To this end, we offer convenient, affordable payment plans and exclusive membership benefits that help our consumers realize their beautiful event without relying on bank loans or additional debt. With VUE and VUE Partners, our customers won’t just have a wonderful event, they will have more time and money to enjoy the entire experience from day one.

VUE helps consumers afford the event they are dreaming of by splitting the cost of an event package into smaller monthly payments so customers don’t need to worry about large upfront costs or lump-sum payments. Once approved as a Member, VUE helps manage payments of the event and there are no surprise costs. VUE is the hub, consolidating the event industry with financial innovation.

Consumers may join VUE directly or through our expansive international private directory of VUE Partners including venues, planners, caterers, and other event vendors. When brides or grooms-to-be are ready to book their event with VUE Partners, they come to VUE to set up their membership and book their event. VUE advances payments to vendors as each payment becomes due, alleviating the need for members to keep track of payments. These VUE members now have affordable monthly payments and The client setup experience is simple and curated uniquely for each of them, just as their event will be!  The membership length, monthly payment amount, and terms may vary by customer based on their event purchase amount, pre-book time, and credit score, as deemed necessary.

Setting up a membership consolidates event packages into recurring monthly payments.  Clients can also add-on additional purchases for their event from multiple VUE Partners into their membership.

T he Company is offering up to a maximum of 504,716 shares of Common Stock (the “ Offering ”), for maximum proceeds of $1,069,998. See “The Offering” section below for further details on how an Investor may qualify for Bonus Shares (defined below). Certain investors in this offering may be eligible to be issued additional shares of Common Stock Bonus Shares based upon such investor’s investment in the Company.  In such cases, the Company will receive less than $1,069,998 from the issuance of 504,716 shares of Common Stock, as recipients of Bonus Shares will purchase shares at an effective cash price lower than $2.12 per share.

The date of this Form C/A is May 25, 2022.

Website:  www.vuexo.com

ELIGIBILITY

VUE is organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.

VUE is not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

VUE is not an investment company registered or required to be registered under the Investment Company Act of 1940.

VUE is not ineligible to rely on this exemption under 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding. (For more information about these disqualifications, see Question 30 of this Question and Answer format).

VUE has filed with the Commission and provided to investors to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).

VUE is not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

To our knowledge and belief, neither the Company nor any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding.

DIRECTORS AND OFFICERS OF THE COMPANY

Jill Dempsey is the Chief Executive Officer and sole member of the Board of Directors. Jill Dempsey’s current primary role is with the Issuer.  Through Jill’s consulting business J12 Equity, LLC, she has assumed the role of CFO, amongst others, of growth stage companies to lead operations during transitional periods.

Position: CEO, Director of the Board

Dates of Service: Formation - Present

Responsibilities: The responsibilities of the CEO include fundraising, acquiring talent, and developing the Company’s vision.  She focuses on strategically implementing the vision by overseeing the Marketing/PR, Human Resources, Member Services, Sales and Product divisions. The CEO earns an annual salary of $135,000.00.

CAPITALIZATION

Principal Security Holders

Stockholder Name	Number of Securities Owned	Type of Security Owned	Voting Percentage
J12 Equity, LLC	2,550,000	Common Stock	70.0%

Jill Dempsey, the CEO, is the owner of 100% of J12 Equity, LLC.  In addition, J12 Equity, LLC owns 107,643 shares through ownership of VUE Sidecar, LLC.

Capitalization

As of March 31, 2022 the Company has authorized 10,000,000 shares of common stock and 628,332 shares of preferred stock, with 3,014,018 common and 628,332 preferred shares outstanding. The Company also has a total of 217,353 outstanding options and warrants which have not been exercised, 75,691 shares are exercisable upon the commencement of this Offering.  Additionally, the Company has several bridge notes that will convert into 160,378 common shares upon the commencement of this Offering.

Voting Rights

Every shareholder entitled to vote shall be entitled to one vote for each share held, except as otherwise provided by law, by the articles of incorporation or by other provisions of these bylaws. Except with respect to elections of directors, any shareholder entitled to vote may vote part of his or her shares in favor of a proposal and refrain from voting the remaining shares or vote them against the proposal. If a shareholder fails to specify the number of shares he or she is affirmatively voting, it will be conclusively presumed that the shareholder's approving vote is with respect to all shares the shareholder is entitled to vote. At each election of directors, shareholders shall not be entitled  to cumulate votes unless the candidates'  names have been placed in nomination before the commencement of the voting and a shareholder has given notice at the meeting, and before the voting has begun, of his or her intention to cumulate votes. If any shareholder has given such notice, then all shareholders entitled to vote may cumulate their votes by giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of his or her shares or by distributing such votes on the same principle among any number of candidates as he or she thinks fit. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. Votes cast against a candidate or which are withheld shall have no effect. Upon the demand of any shareholder made before the voting begins, the election of directors shall be by ballot rather than by voice vote.

Preferred Stock

Holders of Preferred Stock shall be entitled to receive, only when and if declared by the Board of Directors, dividends at the rate of 6% of the Original Issue Price for each share of Preferred Stock prior and in preference to any declaration or payment of any other dividend, (other than dividends on shares of Common Stock payable in shares of Common Stock).

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, out of the consideration payable to stockholders in such Deemed Liquidation Event or the Available Proceeds, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Please see the Certificate of Incorporation for further information.

BUSINESS AND ANTICIPATED BUSINESS PLAN

VUE is at the forefront of the Event Industry. VUE is connecting the otherwise disparate and inaccessible event industry through financial innovation.

The wedding industry is comprised of over 318,000 small businesses delivering over 2.2 million weddings a year.  As demonstrated more substantially during the COVID pandemic, this is a fragmented industry of independent small businesses that is under-resourced. Our financial innovation create value for consumers, small businesses, the industry, and VUE shareholders.

Consumer Accessibility via VUE:

•Approachable monthly payment plans

•Secure their event sooner and for lower amount down

•Funding alternative, not debt

•A network of vendors

•Benefits, rewards and incentives

•Lifetime access to experiences and resources, beyond the event

Small Business Support via VUE:

•More event bookings, and faster

•Increased average order

•More profitable, stable and growing business

•National purchasing power

•Community resources

•An empowered industry of small businesses

VUE is a foundational leader of the $51.2 billion industry, bringing stability, access and financial innovation.

•A major life event is the access point for new consumers,

•VUE helps them fulfill and finance eventful lives,

•Small businesses are stable and focused,

•The “old economy” of underserved small businesses is resourced and empowered.

VUE Mission: Empower event consumers and small businesses with access to innovative financing for valuable experiences.

CONSUMER SOLUTION

VUE empowers consumers with financing that allows for life’s biggest events without a lifetime of paying for it.  Consumers are at an inflection point of life; combining households and celebrating this step with the most significant, costly event they’ll ever experience. Many sacrifice their current and future financial standing in the process. VUE plans for these financial events.

Consumers join VUE to:

●Secure their event date for lower upfront costs,

●Access monthly payments for an extended term,

●Eliminate unapproachable lump sum payments, and

●Bundle all event purchases across multiple vendors.

SMALL BUSINESS SOLUTION

For small businesses, they can now focus on providing the premium wedding event experience to their clients and run more stable and profitable ventures.  For our partners, VUE solutions:

•Facilitate quicker commitments,

•Increase average order values,

•Remove the burden of collections,

•Bring accelerated payments, and

•Eliminate payment risks.

VUE Membership Model Cash Flow

Pricing & terms are custom for each VUE Client (“Member”).  VUE’s Decision Making reviews applicant profile, credit worthiness and event details to curate client terms.  This exclusive approach is highly scalable and produces strong B2B relationships with our partners, who generate our B2C event client sales pipeline.

Event client leads are introduced to VUE by our VUE Partners such as venues, planners, and caterers.  When clients are ready to book their event with VUE partners, they come to VUE to set up their membership and book their event.  Our brides and grooms-to-be now have affordable monthly payments and VUE advances payments to vendors at the time of booking, alleviating the need for Members to keep track of payments.  The client setup experience is simple and curated uniquely for each individual, just as their event will be!

The membership length, monthly payment amount, and terms may vary for each Member based on their event cost, pre-book time, and credit score, as deemed necessary.

Setting up a membership consolidates event packages into recurring monthly payments.  Members can also add-on additional purchases for their event from multiple VUE Partners into their membership.

With this alternative finance membership model, working capital needs are lower than traditional loan-equivalent models.  The VUE model optimizes: scalability, risk management, market leadership and working capital requirements.

VUE was conceived in 2018 seeing the need to support the industry by bringing financing alternatives. The company was organized in Delaware in 2019, and converted to a Delaware corporation in 2022. VUE is a Delaware corporation with 73% founder ownership.

Litigation

To the Company’s knowledge, there is no litigation against the Company.

Competitors and Industry

VUE operates in the wedding and event industry a $51.2 billion domestic industry.

Wedding and Event Industry

•This drives a $100B+ domestic ecosystem of:

•2.2 million weddings per year (30% surge forecasted, post-covid)

•$33,931 average wedding spend

•11 month average pre-book (venue booking to event date)

•1st purchase is venue, controls 50% of spend

•318,000 small and medium sized businesses

•28,376 event venues

•90% women-owned businesses (clientele, too)

•No solutions exist for custom, extended payment plans

Source: Ibis Data; 2020 The Wedding Report, Inc

The wedding event industry is unique in that it delivers services and products across multiple vendors for one event experience. VUE is supporting the consumer experience as opposed to the service or product being delivered.

Competition - While other industries, such as consumer products have ‘buy now, pay later’ solutions, the Company is unaware of financing alternatives directly targeting the wedding industry. Rather, the only option for consumers is to use direct financing options such as traditional loans or credit cards. Some individual event vendors may offer in-house payment plans such as fixed payments in advance of the event. These are by individual vendor and do not consolidate or come with additional benefits and protections.

Current Stage and Roadmap

VUE was formed in 2019 to meet the needs of couples that long for that dream event, but don't have the budget to pay for their own weddings. In 2020, VUE launched sales and onboarded over 40 new Partners. And in 2021, VUE continued their growth by increasing sales 215% and onboarded an additional 35 Partners.

We are prepared for scale. VUE is seeing significant pent-up demand as the industry rebounds from the COVID-19 pandemic and postponed events are beginning to take place. Inc. has written an article in discussing such pent-up demand and that “2022 will be the busiest year for in person events ever”1.  VUE is raising the funds in this Offering to increase the number of events it can support for this pent-up demand.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Crowdfunding

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

1 https://www.inc.com/ken-sterling/pent-up-demand-could-make-2022-a-big-year-for-events-industry.html

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

Risks Related to the Company

Uncertain Risk

An investment in the Company involves a high degree of risk and should only be considered by those who can afford the loss of their entire investment. Furthermore, the purchase of any of the Common Stock should only be undertaken by persons whose financial resources are sufficient to enable them to indefinitely retain an illiquid investment. Each investor in the Company should consider all of the information provided to such potential investor regarding the Company as well as the following risk factors, in addition to the other information listed in the Company's Form C. The following risk factors are not intended, and shall not be deemed to be, a complete description of the commercial and other risks inherent in the investment in the Company.

Our business projections are only projections

There can be no assurance that the Company will meet our projections. There can be no assurance that the Company will be able to find sufficient demand for our product, that people think it's a better option than a competing product, or that we will be able to provide the service at a level that allows the Company to make a profit and still attract business.

Any valuation at this stage is difficult to assess

The valuation for the offering was established by the Company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

The transferability of the Securities you are buying is limited

Any Common Stock purchased through this crowdfunding campaign is subject to SEC limitations of transfer. This means that the stock that you purchase cannot be resold for a period of one year. The exception to this rule is if you are transferring the stock back to the Company, to an "accredited investor," as part of an offering registered with the Commission, to a member of your family, trust created for the benefit of your family, or in connection with your death or divorce.

Your investment could be illiquid for a long time

You should be prepared to hold this investment for several years or longer. For the 12     months following your investment there will be restrictions on how you can resell the securities you receive. More importantly, there is no established market for these securities and there may never be one. As a result, if you decide to sell these securities in the future, you may not be able to find a buyer. The Company may be acquired by an existing player in the marketplace industry. However, that may never happen or it may happen at a price that results in you losing money on this investment.

Management Discretion has broad discretion over the Use of Proceeds

The Company intends to use the proceeds from this offering as described below in the “Use of Proceeds” section.  However, the management maintains broad discretion over both the application and allocation of the use of proceeds to address different circumstances and opportunities. As such, the further success of the Company remains on the Management’s discretion and judgment. Investors in this offering have no right to participate in the management of the Company.

Projections: Forward Looking Information

Any projections or forward-looking statements regarding our anticipated financial or operational performance are hypothetical and are based on management's best estimate of the probable results of our operations and will not have been reviewed by our independent accountants. These projections will be based on assumptions which management believes are reasonable. Some assumptions invariably will not materialize due to unanticipated events and circumstances beyond management's control. Therefore, actual results of operations will vary from such projections, and such variances may be material. Any projected results cannot be guaranteed.

Developing new products and technologies entails significant risks and uncertainties

We are currently in the research and development stage and have only manufactured a prototype for our life-long gifting page with rewards. Delays or cost overruns in the development of our life-long gifting page with rewards and failure of the product to meet our performance estimates may be caused by, among other things, unanticipated technological hurdles, difficulties in manufacturing, changes to design and regulatory hurdles. Any of these events could materially and adversely affect our operating performance and results of operations.

Minority Holder; Securities with Voting Rights

The common stock that an investor is buying has voting rights attached to them. However, you will be part of the minority shareholders of the Company and have agreed to appoint the Chief Executive Officer of the Company (the "CEO"), or his or her successor, as your voting proxy. You are trusting in management discretion in making good business decisions that will grow your investments. Furthermore, in the event of a liquidation of our company, you will only be paid out if there is any cash remaining after all of the creditors of our company have been paid out.

You are trusting that management will make the best decision for the company

You are trusting in management discretion. You are buying securities as a minority holder, and therefore must trust the management of the Company to make good business decisions that grow your investment.

Insufficient Funds

The company might not sell enough securities in this offering to meet its operating needs and fulfill its plans, in which case it will cease operating and you will get nothing. Even if we sell all the common stock we are offering now, the Company will (possibly) need to raise more funds in the future, and if it can't get them, we will fail. Even if we do make a successful offering in the future, the terms of that offering might result in your investment in the company being worth less, because later investors might get better terms.

This offering involves "rolling closings, which may mean that earlier investors may not have the benefit of information that later investors have.

Once we meet our target amount for this offering, we instruct the escrow agent to disburse offering funds to us. At that point, investors whose subscription agreements have been accepted will become our investors. All early-stage companies are subject to a number of risks and uncertainties, and it is not uncommon for material changes to be made to the offering terms, or to companies' businesses, plans or prospects, sometimes on short notice. When such changes happen during the course of an offering, we must file an amended to our Form C with the SEC, and investors whose subscriptions have not yet been accepted will have the right to withdraw their subscriptions and get their money back. Investors whose subscriptions have already been accepted, however, will already be our investors and will have no such right.

Our new product could fail to achieve the sales projections we expected

Our growth projections are based on an assumption that with an increased advertising and marketing budget our products will be able to gain traction in the marketplace at a faster rate than our current products have. It is possible that our new products will fail to gain market acceptance for any number of reasons. If the new products fail to achieve significant sales and acceptance in the marketplace, this could materially and adversely impact the value of your investment.

We face significant market competition

We will compete with larger, established companies who currently have products on the market and/or various respective product development programs. They may have much better financial means and marketing/sales and human resources than us. They may succeed in developing and marketing competing equivalent products earlier than us, or superior products than those developed by us. There can be no assurance that competitors will render our technology or products obsolete or that the products developed by us will be preferred to any existing or newly developed technologies. It should further be assumed that competition will intensify.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business

To be successful, the Company requires capable people to run its day to day operations. As the Company grows, it will need to attract and hire additional employees in sales, marketing, design, development, operations, finance, legal, human resources and other areas. Depending on the economic environment and the Company's performance, we may not be able to locate or attract qualified individuals for such positions when we need them. We may also make hiring mistakes, which can be costly in terms of resources spent in recruiting, hiring and investing in the incorrect individual and in the time delay in locating the right employee fit. If we are unable to attract, hire and retain the right talent or make too many hiring mistakes, it is likely our business will suffer from not having the right employees in the right positions at the right time. This would likely adversely impact the value of your investment.

Our ability to sell our product or service is dependent on outside government regulation which can be subject to change at any time

Our ability to sell product is dependent on the outside government regulation such as the FTC (Federal Trade Commission) and other relevant government laws and regulations. The laws and regulations concerning our services may be subject to change and if they do then our business may no longer be in the best interest of the Company. At such point the Company may no longer want to engage in such business and therefore your investment in the Company may be affected.

We rely on third parties to provide services essential to the success of our business

We rely on third parties to provide a variety of essential business functions for us, including manufacturing, shipping, accounting, legal work, public relations, advertising, retailing, and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that we will experience delays, defects, errors, or other problems with their work that will materially impact our operations and we may have little or no recourse to recover damages for these losses. A disruption in these key or other suppliers' operations could materially and adversely affect our business. As a result, your investment could be adversely impacted by our reliance on third parties and their performance.

The Company is vulnerable to hackers and cyber-attacks

As an internet-based business, we may be vulnerable to hackers who may access the data of our investors and the issuer companies that utilize our platform. Further, any significant disruption in service on vuexo.com. or in its computer systems could reduce the attractiveness of the platform and result in a loss of investors and companies interested in using our platform. Further, we rely on a third-party technology provider to provide some of our back-up technology. Any disruptions of services or cyber-attacks either on our technology provider or on Honeyfund.com, Inc. could harm our reputation and materially negatively impact our financial condition and business.

INDUSTRY RISK FACTORS

The Company may not be able to grow its brand through marketing and advertising.

The Company may not be able to maintain, promote, and grow its brand through marketing, advertising and communication strategies. The Company relies on  consumers to continue to use its services. It may not be able to sufficiently differentiate itself from alternatives and traditional programs.

Our business is seasonal and weather and natural disasters may disrupt the industry.

The wedding industry is seasonal, with the majority of large events taking place from May through September, with more mild temperatures and generally better weather. Major weather events may adversely impact the events taking place during these times or shorten the wedding industry season. Additionally, extreme weather conditions such as hurricanes and floods, or natural disasters such as earthquakes may affect wedding events causing delays, cancellations, or couples opting for much smaller occasions.

Global crises such as COVID-19 can have a significant effect on our business operations and revenue projections.

Although shelter-in-place and business restrictions are beginning to lift, there is no way to know the ongoing impact of COVID-19 on the wedding industry.  The Company’s revenue may be adversely affected if consumer preferences do not return to pre-COVID levels. Even as all restrictions begin to relax, persons may look to smaller gatherings rather than large occasions which will have an adverse impact on our Company.

THE OFFERING

As part of this Regulation Crowdfunding offering, the Company is offering a minimum amount of $5,000, (“Target Offering Amount”) and up to 504,716 shares at a price of $2.12, which should equate to raising approximately $1,069,998 (“Maximum Offering Amount”).  (Note: due to the bonus shares, the total proceeds may be lower, see “Bonus Shares” below). This Offering may stay open until we raise at least the Target Offering Amount.  If we do not reach the Target Offering Amount by August 31, 2022 (“Offering Deadline”) no Securities will be sold in this Offering, all investment commitments will be cancelled and all committed funds will be returned. This offer will terminate at the earlier of (1) the date at which the Maximum Offering amount has been sold, (2) April 30, 2023 or (3) the date at which the offering is earlier terminated by the Company at its sole discretion.

Potential purchasers of the Securities are referred to as “Investors” or “Purchaser(s)” or “you”.  The rights and obligations of Investors with respect to the Securities are set forth below and on the Subscription Agreement, that must be completed by each Investor to be issued shares. In order to purchase the Securities, you must complete the purchase process through our intermediary, Entoro Securities, LLC (the “Intermediary”). All committed funds will be held in escrow with Wilmington Trust, LLC (the “Escrow Agent”) until the Target Offering Amount has  been  met  or  exceeded and  one  or  more closings occur. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the Company.

Investors may cancel an investment commitment until up to 48 hours prior to the Offering Deadline, or such earlier time as the Company designates pursuant to Regulation CF, using the cancellation mechanism provided by the Intermediary. Investment commitments may be accepted or rejected by us, in our sole and absolute discretion. We have the right to cancel or rescind our offer to sell the Securities at any time and for any reason. The Intermediary has the ability to reject any investment commitment and may cancel or rescind our offer to sell the Securities at any time for any reason.

Use of Proceeds

VUE will mainly use the proceeds of this Offering to support ongoing operations to add new features to the platform for the purpose of extending the life time value of each customer and diversifying outside of weddings. The funds will also be used to expand marketing for the acquisition of new customers, vendors, and venues, and the re engagement of past customers.

If the Maximum Offering Amount Sold is hit, the Total Proceeds expected to be from this offering is $1,069,998, subject to a decrease in proceeds depending on the number of Bonus Shares given during the Offering.  The below table outlines our current estimated Use of Proceeds for whether we raise the Target Offering Amount or the Maximum Offering Amount.  The below are estimations by the management on how the proceeds are to be used, however, the management maintains discretion over the use.

	If Target Offering Amount Sold	If Maximum Offering Amount Sold	Percentages
Total Proceeds Less: Offering Expenses: (A) Marketing (B)Professional Services (i)	$5,000 $2,000	$1,069,998 $100,000 $96,000	0-10% $30,000 + 6%
Net Proceeds	$3,000	$873,998

Use of Net Proceeds (A)Vendor advancements - prepayments (B)Pay down Debt (C)Tech Development (D)Partner Growth Marketing	$3,000	$400,000 $100,000 $100,000 $50,000	37% 10% 10% 5%
Total Use of Net Proceeds	$0	$223,998

(i)The Intermediary, Entoro Securities, LLC, will be compensated by a percentage of the Offering of 6%.

The success and the Company’s Use of Proceeds shall remain open to Management’s discretion as to the Use of Proceeds from this Offering.  The Use of Proceeds is an estimate on our current business plan and may change as to the allocation of any proceeds made in this Offering as the business continues to grow.

Investment Incentives and Bonus Shares

Company Perks*

Amount-Based:

$500 or more — Complimentary VUE Membership

$1,000 — Receive 5% in bonus shares.

$2,500— Receive 10% in bonus shares.

$5,000— Receive 15% in bonus shares. Expeditious review and approval as a Partner, one accepted as a Partner, listed on Vue website and marketing materials,

*All perks occur when the offering is completed.

Voting Rights of Securities Sold in this Offering and Voting Proxy

Each Subscriber shall appoint the Chief Executive Officer of the Company (the "CEO"), or his or her successor, as the Subscriber's true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to, consistent with this instrument and on behalf of the Subscriber, (i) vote all Securities, (ii) give and receive notices and communications, (iii) execute any instrument or document that the CEO determines is necessary or appropriate in the exercise of its authority under this instrument, and (iv) take all actions necessary or appropriate in the judgment of the CEO for the accomplishment of the foregoing. The proxy and power granted by the Subscriber pursuant to this Section are coupled with an interest. Such proxy and power will be irrevocable. The proxy and power, so long as the Subscriber is an individual, will survive the death, incompetency and disability of the Subscriber and, so long as the Subscriber is an entity, will survive the merger or reorganization of the Subscriber or any other entity holding the Securities. However, the Proxy will terminate upon the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of Common Stock or the effectiveness of a registration statement under the Securities Exchange Act of 1934 covering the Common Stock.

Please refer to the Company’s Certificate of Incorporation attached here for other material rights.

Minority Holder

As a minority holder of Common Stock of this offering, you have granted your votes by proxy to the CEO of the Company. Even if you were to receive control of your voting rights, as a minority holder, you will have limited rights in regards to the corporate actions of the company, including additional issuances of securities, company repurchases of securities, a sale of the company or its significant assets, or company transactions with related parties. Further, investors in this offering may have rights less than those of other investors, and will have limited influence on the corporate actions of the company.

Dilution

Investors should understand the potential for dilution. The investor's stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock. If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

In addition, following the offering, all of the Preferred Stock will remain outstanding and unconverted into Common Stock. The holders of the Preferred Stock hold certain rights and privileges that are, in nature, preferable to the Common Stock. As an investor in this offering, you recognize that you will be diluted upon conversion of the Preferred Stock into the Common Stock of the company.

Restrictions on Transfer of the Securities Being Offered

The securities being offered may not be transferred by any purchaser of such securities during the one-year period beginning when the securities were issued, unless such securities are transferred:

(1) to the issuer;

(2) to an accredited investor;

(3) as part of an offering registered with the U.S. Securities and Exchange Commission; or

(4) to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created f or the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term “accredited investor” means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term “member of the family of the purchaser or the equivalent” includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships.  The term “spousal equivalent” means a cohabitant occupying a relationship generally equivalent to that of a spouse.

PREVIOUS EXEMPT OFFERINGS

We have made the following issuances of securities within the last three years:

The Company conducted a Series Seed offering to certain accredited investors in May, 2021 raising $512,000 at a price per share of $1.116.  The Company also offered certain bridge notes, prior to this offering in March, 2022 at a discount that will convert into 151,380 common shares upon the commencement of this Offering.

FINANCIAL CONDITION OF THE ISSUER

The Company has a limited operating history.

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Memorandum. This discussion contains forward looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this Offering Memorandum.

The Company's management is positive about the Company's prospects. Management expects that sales will continue to grow in 2022 compared to 2021 following COVID-19 as previously discussed.

Management is also putting in place strategies to recover from the pandemic impact like expanding the functionality of the VUE site to allow customers to finance other life events beyond weddings such as birthdays, anniversaries, babies, etc. This is the reason for the crowdfunding raise—to fund this expansion. This will help the company diversify outside of weddings, which were disproportionately impacted by COVID-19.

Management believes that the company's competitive advantage is an added strength that sets it apart from its competition in the event industry in that customers can plan in advance for major life events by booking venues and vendors will in advance. With the expansion of the page to accommodate all of life's events, customers can prepare for major events such as baby showers, anniversaries, birthdays, holiday gifts, and more, all on one page. There is no need for multiple campaigns on different sites. There is no other known service or website of it's kind.

Liquidity and Capital Resources

As of March 31, 2021, the Company has an aggregate amount of $52,783 cash in the bank.

The company does not have any outstanding lines of credit.

The company does not have income sufficient to service its existing obligations. The Use of Proceeds from this Offering will be used to support ongoing operations to add new features to the platform for the purpose of extending the lifetime value of each customer and to expand marketing for the acquisition of new customers, vendors, and venues, regional and international expansion, and the reengagement of past customers.

Indebtedness

As of March 31, 2022 the Company’s PPP loan has been forgiven and there are no outstanding amounts due or payable.

The Company’s outstanding promissory notes have been converted upon the commencement of this offering and there are no outstanding principal or interest amounts due or owing on such obligations.

Related Party Transactions

There are no related party transactions.

Valuation

Pre-Money Valuation: $8,180,000

Valuation Details:

The pre-money valuation has been calculated on a fully diluted basis. In making this calculation, we have assumed:

1.all preferred stock is converted to common stock;

2.all outstanding options, warrants, and other securities, if any, with a right to acquire shares are exercised; and

3.any shares reserved for issuance under a stock plan, if any, are issued.

The offering price of $2.12 has been arbitrarily determined by our management and does not bear any correlative relationship to the assets, net worth, or projected earnings of the Company, or any other generally accepted criteria of value.

BAD ACTOR DISCLOSURE

The Company is not subject to any bad actor disqualifications under any relevant U.S. securities laws.

DISQUALIFICATION

No disqualifying event has been recorded in respect to the company or its officers or directors.

COMPLIANCE FAILURE

The company has not previously failed to comply with the requirements of Regulation Crowdfunding.

ONGOING REPORTING

Following the first sale of the Securities, the Company will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than 120 days after the end of the Company’s fiscal year.

Once posted, the annual report may be found on the Company’s website at: www.vuexo.com/invest/

The Company will continue to comply with the ongoing reporting requirements until:

1.it is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;

2.it has filed at least one (1) annual report pursuant to Regulation Crowdfunding and has fewer than three hundred (300) holders of record and has total assets that do not exceed $10,000,000;

3.it has filed at least three (3) annual reports pursuant to Regulation Crowdfunding;

4.it or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or

5.it liquidates or dissolves its business in accordance with state law.

UPDATES

Updates on the status of this Offering may be found at: www. vuexo.com/invest/.